September 6, 2019

Marla E. Nicholson
Ciner Resources LP
c/o Ciner Resource Partners LLC
Five Concourse Parkway
Suite 2500
Atlanta, Georgia 30328

Ms. Nicholson:

I, **Eduard Freydel**, do hereby deliver to you the Revocation of Power of Attorney attached hereto as Exhibit A (the "*Revocation*"), pursuant to which I have revoked that certain existing Limited Power of Attorney for Section 16 Reporting Obligation given to Nicole C. Daniel, executed effective as of January 1, 2018, a copy of which was filed as Exhibit 24 to the Form 3 filed with the United States Securities and Exchange Commission on January 3, 2019. For the avoidance of doubt, the Limited Power of Attorney referenced in the Revocation shall remain in full force and effect with respect to you until revoked by me in a signed writing delivered to you. I hereby authorize delivery of the attached executed Revocation to Nicole C. Daniel.

Sincerely,

Eduard Freydel

EXHIBIT A

REVOCATION OF POWER OF ATTORNEY

(See attached.)

REVOCATION OF POWER OF ATTORNEY

I, **Eduard Freydel**, do hereby give notice that I have revoked, and do revoke, that certain Limited Power of Attorney for Section 16 Reporting Obligation executed effective as of January 1, 2018 (the "*Limited Power of Attorney*"), a copy of which was filed as Exhibit 24 to the Form 3 filed with the United States Securities and Exchange Commission on January 3, 2019, given to Nicole C. Daniel, empowering her to act as my true and lawful attorney-in-fact with the full power and authority as described therein. All power and authority that I previously granted to Nicole C. Daniel under the Limited Power of Attorney is hereby revoked and withdrawn by this instrument as of the date listed below. For the avoidance of doubt, the Limited Power of Attorney shall remain in full force and effect with respect to Marla E. Nicholson until revoked by me in a signed writing delivered to her.

EXECUTED this 6th day of September, 2019.

____
Eduard Freydel